Exhibit 99.2
Good afternoon, ladies and gentlemen, and welcome to Akorn’s conference call. My name is Art Przybyl and presenting our financial position today is Jeff Whitnell, our CFO. We will hold a brief Q & A period at the end of the presentation.
I would like to begin with a brief recap of 2007 and then provide you with our outlook for 2008. Although we have historically not provided guidance, I believe from this 2008 outlook you will be able to understand our several significant 2008 revenue opportunities and catalysts, their market sizes and how they relate to what we believe is a robust business model for Akorn in 2008 and beyond.
In 2007, we advanced out specialty pharma business in several areas with significant emphasis in vaccines and with even greater emphasis placed on events that will lead to increased revenues in the short term, namely 2008. Our business model is comprised from revenues derived in four distinct business segments, vaccines, hospital drugs, ophthalmic drugs and contract pharma manufacturing. Each one of these business segments has a significant catalyst associated with it that is now providing or is expected to provide significant revenue growth in 2008 and beyond. Allow me to present the advances and opportunities in each business segment.
The vaccine business segment was borne from an opportunity to exclusively distribute Massachusetts Biologic Laboratories tetanus diphtheria vaccine. The three-year exclusive arrangement was announced on March 2007.
Akorn’s strategy in entering this vaccine market was several fold:
1)	Begin to expand and diversify our business into biologics and vaccines: an area that we believe represents greater longer term value, through bla licenses, with lesser competition.

2)	The td vaccine has only one other competitor, Sanofi Pasteur and is approximately a market size of $225 million, a significant revenue opportunity for us.

3)	An exclusive relationship would allow Akorn to act as a manufacturer’s representative and control market pricing, both direct and to distributors.

4)	MBL had applied to FDA for a unit dose PF version of the vaccine, primarily used in hospitals, and through our hospital infrastructure we felt that we could compete with Sanofi and break this monopoly.

5)	The relationship for this vaccine would allow us to build our distribution model for other vaccines and biologic products.
Initially, beginning in September 2007, Akorn began selling a multiple-dose version of the TD vaccine to distributors serving the office based physician and clinic markets.
From September 2007 to year-end we have generated revenues of $7.5 million from the TD vaccine.
More importantly, in late November 2007, and sooner than we expected, we announced MBL’s FDA approval for their udpf version of the vaccine. Since then, and because of this event, we have been able to contract with every major hospital group purchasing organization, including Novation and Premier and currently we have a sales team of approximately 50 representatives selling this vaccine in hospitals, clinics, to office based physicians and to distributors. This udpf version of the vaccine is no different than the MDV, that most office based physicians like to use, it is a price sensitive vaccine and if we can save a hospital or physician money, they will convert to our product. Since the udpf launch, we have converted 280 Hospitals through our direct selling efforts, these accounts represent approximately $3 million in annualized sales, the hospital market represents approximately $80 million of the $225 million TD market, until now a virtual monopoly for Sanofi.
54 Distributors also sell our vaccine, primarily to clinics and office based physicians.
We remain confident in our ability to ramp our sales of TD vaccine to eventually attain our target marketshare of 50% for the TD vaccine. At this share the TD vaccine represents a $100 million revenue opportunity for us at approximately 25% gross margins.
We will continue to announce our revenues for the TD vaccine in subsequent quarterly conference calls.

Recently, in February 2008 we announced an agreement to distribute CSL Biotherapies flu product, Afluria. Our strategy to enter this vaccine market was simple:
1)	Our ability to lever up our 50 sales reps selling TD vaccine to the same customer base.

2)	The overall size of the flu market 90-100 million doses/year $800 million market, potentially a large revenue opportunity for us.

3)	And we believe we can help CSL gain marketshare in the U.S., they have both a pf and latex free PFS and a MDV vaccine.
Since our representatives have began pre-booking sales for the 2008 flu season, we have generated orders of $865,000 since we launched on February 22nd . Flu revenues are primarily recognized in August — October when the vaccine is delivered and shipped to customers.
Our expectations for the flu vaccine are nominal for 2008, representative of only one percent marketshare. However, from our selling experiences in 2008 we expect to be able to significantly increase share in 2009 and beyond and expect to become a major distributor of flu vaccine in the U.S.
The td and flu vaccine are significant immediate revenue opportunities for Akorn but our more significant business relationship for vaccines is our partnership with Serum Institute. We announced our exclusive agreement in October 2007 with Serum from which we both intend to commercialize four of Serum’s vaccines for the U.S. market, hepatitis B, MMR, rabies and a bladder cancer vaccine. Along with an earlier announced exclusive development and marketing deal for a rabies monoclonal antibody product Serum represents our longer-term opportunity for vaccines. Through this partnership we intend to provide safe, efficacious and affordable vaccines for the U.S. healthcare consumer. You will hear more about this important partnership in 2008.
To recap, in 2006, Akorn had no potential revenue opportunities for vaccines, in 2007 we began to generate nominal vaccine revenues, our revenue opportunities in 2008 are significant, and our goal is to be a major U.S. vaccine company, with a portfolio of affordable vaccine products by 2011.
We advanced our hospital business segment opportunities in 2007 in several ways.
First and foremost, and one of two main revenue opportunities for our hospital segment in 2008, is our relentless pursuit for a safe, effective and affordable generic oral vancomycin product. In 2007, a major milestone in our joint development and marketing partnership with Cipla for Vancomycin was the filing of the ANDA early in the 2nd quarter of 2007, our ANDA is not yet a year old.
In addition, we were granted an expedited review for this ANDA and our ANDA clearly demonstrates equivalency to the reference-listed drug, based on published FDA guidance and our CMC and stability results. Based on these facts I guided to a year-end ANDA approval for Vancomycin. Unfortunately, and to the detriment of the U.S. healthcare consumer, I was wrong.

The market opportunity for a safe, effective, generic version of oral vancomycin remains robust.
The monopoly continues to exist, where no patent does, and the market opportunity continues to grow, now at $225 million, primarily generated from price increases. We remain resolute in our pursuit of a safe and effective, affordable generic version of oral vancomycin and expect our generic approval to contribute to our revenue base in 2008.
Our second revenue opportunity in our hospital business segment is for the potential forward deployment of DTPA, our radiation chelating Agent, to be used most effectively within 4-6 hours of a nuclear accident of “dirty bomb” terrorist event.
After several senior level meetings with HHS officials we believe this forward deployment of DTPA to be representative of an important objective for HHS. Full-scale forward deployment of DTPA would represent a revenue opportunity for us of approximately $40-$50 million and would utilize the remaining DTPA units on our HHS contract. Forward deployment efforts could begin in the second half of 2008.

Lost in these two revenue opportunities are our product and business development efforts in the hospital business segment. An additional revenue opportunity exists from a schedule II narcotic ANDA, and we hope to receive approval in the third quarter, 2008.
In 2007, we continued in earnest our efforts in announcing product partnerships.
In January 2007, we announced the right
1)	To exclusively market Hydase for Primapharm, and we expect to generate sales of $1.3 million in 2008

2)	In July we announced with Cipla the exclusive development and supply oral and injectable version of an organ transplant rejection drug

3)	In July we announced the exclusive development and supply of two injectable suspension products (one based in woman healthcare) with Hyaluron.

4)	In September together with our partner Sofgen we submitted our ANDA after a successful biostudy for our 1st softgel capsule product, a controlled substance

5)	In October, again with Sofgen we announced the exclusive development and supply of a softgel capsule drug product in womans healthcare

6)	In November we announced the exclusive development and supply of an inhalation drug product again expanding our relationship with Cipla

7)	And finally in December we announced the successful ANDA filing for our first anti-cancer injectable drug developed through our previously announced Serum Institute partnership
We currently have 40 product regulatory filings at FDA and our regulatory affairs department anticipates 22 product approvals in 2008, three have been received to date.

Several noted changes in our product development efforts are different markets, different container-closure systems, more representative of tougher to develop, advanced through clinical bio-studies niche specialty pharmaceutical products.
While our need to execute to our short-term catalysts remain paramount our need to maintain a constant flow of product development is just as important.
Our last remaining significant revenue opportunity for 2008 and longer term is in our ophthalmic business segment. In January 2007 we announced that we completed a pivotal phase III 200 patent. Clinical study with positive results for Akten, our internally developed NDA. Five months later in June we filed our NDA for Akten and we have received a PDUFA date in the 2nd quarter 2008. Of significance for Akten is its breadth of indication “for any ophthalmic procedure that requires a topical anesthetic”. We believe this provides for potential widespread use of Akten. At 20% use or share of the topical anesthetic market Akten would generate approximate sales of $20-$25 million at 80-85% gross margins. Because of Akten’s potential for widespread use across ophthalmology we will explore the opportunity to partner with large pharma and their larger sized detail sales teams for potentially quicker uptake and use of Akten.
In 2007 we were not w/o our setbacks.
In February, we received a warning letter on our Decatur manufacturing plant. This effected IC-Green sales, which have subsequently recovered to historical levels, and effected any potential for new contract pharma manufacturing agreements, the main reason why our year over year contract pharma business unit sales decreased by $ 1.9 million year over year.
After our cGmp inspection later in the year we were found to be in substantial regulatory compliance, a significant event for our business in the short and long term. For 2008, it affords us the opportunity to grow our contract pharma manufacturing revenues and we have seen large pharma companies visit Akorn with renewed interest. For the longer term, the inspection also included a pre-approval inspection for our new injectable and lyophilized fill suits. The successful result from this PAI inspection allows our manufacturing asset to be placed in service. This fill suite is a state of the art design that requires little manual intervention and represents a significant upside opportunity for our lyophized contract pharma manufacturing business. We would expect to begin to realize revenues in 2009 through lyophilized clinical batch manufacturing and a more significant rise in lyophilized contract pharma revenues in 2010-2011.
At this time in our presentation, I will turn the presentation over to Jeff Whitnell who will describe to you our financial position.
Thank you, Jeff.
To reiterate: Our significant short-term revenue opportunities for 2008 are:
1)	In vaccines: the sales ramp for our TD vaccine
: and our flu vaccine sales
2)	In hospital drugs: our FDA approval for ANDA for oral vancomycin
: our forward deployment revenue opportunity for DTPA
: and our FDA approval for our ANDA for a CII narcotic
3)	In ophthalmic drugs: our FDA approval for Akten and its 2nd Quarter
:Pdufa date

4)	In contract pharma: our manufacturing plants operate in a state of substantial compliance and are free to attract contract pharma business, including lyophilization
I would like to thank our two analysts Noelle Tune from Neponset Soleil who has been providing coverage for the last three years and Scott Hirsch from CSFB, our newest analyst.
I will not open our conference call to questions.
In closing:
I am acutely aware of our recent drop in our market valuation, be it the result of the overall market downturn, no vancomycin approval, our short position, pick you poison, but I believe in and remain committed to our business model, strategies, and both our short and long term opportunities. We have several short-term significant revenue opportunities, each unique and diversified, and we are certainly not a “one product” type company. Our longer term opportunities are in place and include 40 ANDA filings and numerous development projects and I believe our vaccine relationship with Serum is unique in today’s pharma market place. Ultimately, our near term and future market valuation will be dictated by our ability to execute and deliver results as represented by our business model and it’s opportunities. That is my job, to deliver these results, but I am pleased that we have built such a significant number of opportunities to draw upon and execute against.
Thank you for your time and attention today.

Good evening.